Exhibit 99.1

Contacts:

Investors:
Brad Cole
Genomic Health
650-569-2281
investors@genomichealth.com

Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com
Genomic Health Announces Second Quarter 2009 Financial Results and Business Progress
— Product Revenue Increased 34 Percent Compared with 2008—
— Company Maintains 2009 Guidance —
— Conference Call Today at 4:30 p.m. ET —
REDWOOD CITY, Calif. — Aug 4, 2009 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended June 30, 2009.
Total revenue increased to $36.6 million in the second quarter of 2009 compared with $27.8 million in the second quarter of 2008. Product revenue from the Oncotype DX® breast cancer test was $35.2 million in the second quarter of 2009, an increase of 34 percent, compared with $26.3 million in the second quarter of 2008.
Net loss decreased to $3.9 million in the second quarter of 2009 from $4.1 million in the second quarter of 2008. Basic and diluted net loss per share was $0.14 in the second quarter of 2009, compared with basic and diluted net loss per share of $0.15 in the second quarter of 2008.
Cash and cash equivalents and short-term investments at June 30, 2009 were $55.7 million compared with $53.4 million at March 31, 2009 and $56.7 million at December 31, 2008.
“In the second quarter, we grew revenue, narrowed our net loss and increased total cash in part by expanding Oncotype DX access and coverage to a broader breast cancer population,” said Kim Popovits, President and Chief Executive Officer of Genomic Health. “Our continued growth and strong financial position support the substantial investment we are making to develop and commercialize additional tests to personalize the treatment of cancer. Since 2004, we have delivered Oncotype DX to more than 100,000 breast cancer patients and today remain on track to make our new Oncotype DX colon cancer test available early in 2010.”

Additional Second Quarter 2009 Financial Results
During the second quarter of 2009, approximately 50 percent of product revenue was recorded on an accrual basis and recognized at the time test results were delivered, reflecting established payment patterns from payors with agreements to pay or contracts in place.
Total operating expenses were $40.5 million, including cost of product revenues of $7.9 million, in the second quarter of 2009, compared with total operating expenses of $32.2 million, including cost of product revenues of $6.9 million, in the second quarter of 2008. Included in second quarter 2009 total operating expenses were non-cash charges of $4.1 million, including $2.5 million of stock-based compensation expense and $1.6 million of depreciation and amortization expenses, compared with $2.3 million of stock-based compensation expense and $1.2 million of depreciation and amortization expenses in the same period in 2008.
Financial Results for Six Months Ended June 30, 2009
Total revenue for the six months ended June 30, 2009 was $70.4 million, compared with $51.2 million for the first six months of 2008. Product revenue for the six months ended June 30, 2009 was $68.6 million, compared with $49.7 million for the first six months of 2008.
Net loss for the six months ended June 30, 2009 was $8.6 million, compared with $10.7 million for the first six months of 2008. Basic and diluted net loss per share was $0.30 for the six months ended June 30, 2009, compared with basic and diluted net loss per share of $0.38 for the first six months of 2008.
2009 Outlook and Financial Guidance
The company is maintaining its previous full-year ending December 31, 2009 guidance as follows:
•	Total revenue: $148 million to $160 million;

•	Net loss: $14 million to $7 million; and

•	Test results delivered: 50,000 to 53,000.
The company expects continued progress in reimbursement to favorably impact product revenue; net loss to narrow in the second half of 2009 as compared with the first half of 2009; and test results delivered to be at the low end of guidance.
Recent Highlights and Accomplishments
Commercial Progress
•	More than 11,880 Oncotype DX breast cancer test results delivered in the second quarter of 2009, compared with more than 9,690 test results delivered in the second quarter of 2008, an increase of 23 percent year-over-year.

•	Established a contract with Anthem Insurance Companies, Inc., a subsidiary of one of the largest health benefits companies in the United States, effective August 1, 2009.

•	Palmetto GBA, the Medicare and Medicaid service contractor for the state of California, extended its coverage for Oncotype DX to include breast cancer patients with one to three positive lymph nodes, effective June 28, 2009.

•	Established a contract with Blue Cross Blue Shield Rhode Island, providing in-network benefit coverage for approximately 680,000 lives.

Clinical Progress
•	St. Gallen International Consensus Panel on the Primary Therapy of Early Breast Cancer recommended for the first time that validated multigene assays should be considered as an adjunct to standard measures in helping determine chemotherapy benefit for early-stage breast cancer patients.

•	Oncotype DX breast cancer abstract accepted for presentation at the 34th European Society for Medical Oncology Multidisciplinary Congress in September 2009.

•	Initiated first Taiwanese Chinese population study in collaboration with the National Taiwan University.

•	Presented two breast cancer studies at the 2009 ASCO annual meeting. Highlights include:
•	Results from a study that summarized the gene signatures of male patients for whom the Oncotype DX breast cancer test was used to guide chemotherapy treatment indicating that breast cancer in men displays similar gene signatures to female breast cancer.

•	Study results demonstrating that there were significant differences in gene expression between triple negative breast cancer and hormone receptor-positive disease, including genes for which targeted agents are currently being evaluated in clinical studies.
Product Pipeline
•	Presented positive results from the landmark QUASAR colon cancer validation study at the 2009 ASCO annual meeting. Results demonstrated that the Oncotype DX colon cancer test can independently predict individual recurrence risk for stage II colon cancer patients following surgery. Importantly, the Oncotype DX colon cancer Recurrence Score® provided additional independent clinical value beyond standard measures.

•	Completed processing samples for our renal cancer gene identification study with the Cleveland Clinic and Pfizer.
Patents
•	Were granted two new U.S. patents for the Oncotype DX breast cancer test covering methods for the algorithm used and methods utilizing genes beyond the current 21 gene set.

•	Were granted a patent by the European Patent Office providing rights to monitor gene expression using intronic regions of genes.
Conference Call Details
To access the live conference call today, August 4, at 4:30 p.m. Eastern Time via phone, please dial (877) 361-8830 from the United States and Canada or +1(706) 679-8297 internationally. The conference ID is 22377396. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 11, and may be accessed by dialing (800) 642-1687 from the United States and Canada or +1 (706) 645-9291 internationally. The replay passcode is 22377396.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s web site at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (Nasdaq: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched the Oncotype DX breast cancer test, which has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer. In addition to the widely adopted Oncotype DX breast cancer test, Genomic Health is preparing to launch its Oncotype DX colon cancer test in early 2010. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that its growth and financial position support the company’s investment in the development and commercialization of additional tests to personalize the treatment of cancer; the company’s expectations regarding the commercialization of a test for colon cancer and the proposed timing of commercialization; the company’s expectation that improved pricing yields will favorably impact product revenue; the company’s expectations regarding full year 2009 total revenue, net loss and test results delivered; the outcome, success or results of clinical trials; and the applicability of clinical study results to actual outcomes. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; the risks and uncertainties associated with the regulation of our tests by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

	(Unaudited)		(Unaudited)

REVENUES:
Product revenues	$35,191	$26,327	$68,618	$49,682
Contract revenues	1,361	1,456	1,830	1,541

Total revenues	36,552	27,783	70,448	51,223

OPERATING EXPENSES:
Cost of product revenues	7,891	6,850	15,719	12,734
Research and development	9,243	7,322	17,888	13,728
Selling and marketing	15,709	11,827	30,406	24,194
General and administrative	7,651	6,225	14,989	12,130

Total operating expenses	40,494	32,224	79,002	62,786

Loss from operations	(3,942)	(4,441)	(8,554)	(11,563)

Other income (expense):
Interest income and other income	213	448	462	1,069
Interest and other expense	(34)	(106)	(86)	(239)

Loss before income tax expense	(3,763)	(4,099)	(8,178)	(10,733)

Income tax expense	(180)	—	(390)	—

Net loss	$(3,943)	$(4,099)	$(8,568)	$(10,733)

Basic and diluted net loss per share	$(0.14)	$(0.15)	$(0.30)	$(0.38)

Shares used to compute basic and diluted net loss per share	28,540,832	28,262,407	28,518,518	28,239,908

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	30-Jun-09	31-Dec-08
	(Unaudited)	(Audited)

Cash and cash equivalents	$11,366	$11,171
Short-term investments	44,363	45,499
Accounts receivable, net	7,938	8,807
Prepaid expenses and other current assets	5,195	4,781

Total current assets	68,862	70,258

Property and equipment, net	13,869	15,562
Restricted cash	500	500
Other assets	337	369

Total assets	$83,568	$86,689

Accounts payable	$2,531	$1,898
Accrued expenses and other current liabilities	13,447	11,108
Deferred revenues	1,968	3,798
Notes payable, short-term	835	1,814
Notes payable, long-term	105	225
Other liabilities	1,477	1,671
Stockholders’ equity	63,205	66,175

Total liabilities and stockholders’ equity	$83,568	$86,689

The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2008.
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